Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 9, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the presentation of segment information as discussed in Note 5 and Note 26, as to which the date is February 2, 2021, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Alibaba Group Holding Limited’s  Form 6-K dated February 2, 2021.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Hong Kong, February 2, 2021